As filed with the Securities and Exchange Commission on January 12, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARTESIAN THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-1622110 (I.R.S. Employer Identification Number)
704 Quince Orchard Road Gaithersburg, MD (Address of principal executive offices)	20878 (Zip code)

(617) 923-1400
(Telephone number,
including area code, of registrant’s principal executive offices)

CARTESIAN THERAPEUTICS, INC. 2016 STOCK INCENTIVE PLAN
CARTESIAN THERAPEUTICS, INC. 2018 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN
(Full title of the plan)

Carsten Brunn, Ph.D.
President and Chief Executive Officer
704 Quince Orchard Road
Gaithersburg, MD 20878
(617) 923-1400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Brian K. Rosenzweig
Sarah C. Griffiths
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
(212) 841-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On November 13, 2023, Cartesian Therapeutics, Inc. (formerly known as Selecta Biosciences, Inc.) (the “Registrant”) acquired Cartesian Bio, LLC (formerly known as Cartesian Therapeutics, Inc.) (“Old Cartesian”) in accordance with the terms of an Agreement and Plan of Merger, dated November 13, 2023 (the “Merger Agreement”), by and among the Registrant, Sakura Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant (“Merger Sub I”), Sakura Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Registrant (“Merger Sub II”), and Old Cartesian. Pursuant to the Merger Agreement, Merger Sub I merged with and into Old Cartesian, with Old Cartesian surviving the First Merger as a wholly owned subsidiary of the Registrant (the “First Merger”). Immediately following the First Merger, and as part of the same overall transaction, the surviving entity of the First Merger merged with and into Merger Sub II, with Merger Sub II surviving the Second Merger (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the Merger, the Registrant assumed the Cartesian Therapeutics, Inc. 2016 Stock Incentive Plan (the “2016 Stock Incentive Plan”).

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering (i) 41,267,769 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issuable in connection with equity awards previously granted and available for issuance pursuant to future awards under the 2016 Stock Incentive Plan, and (ii) an additional 1,825,000 shares of the Registrant’s Common Stock to be issued pursuant to the Amended and Restated 2018 Employment Inducement Incentive Award Plan (the “Inducement Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are omitted from this filing in accordance with the provisions of Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing such information will be sent or given to participants in the plans as specified by Rule 428(b)(1) under the Securities Act.

Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Blaine Davis, Chief Financial Officer, at the address and telephone number on the cover of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this registration statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 2, 2023;

(2)
The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the Commission on May 4, 2023; August 17, 2023 and November 13, 2023, respectively;

(3)	The Registrant’s Current Reports on Form 8-K (except to the extent furnished) filed with the Commission since December 31, 2022;

(4)
The description of the Registrant’s Common Stock contained in Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 2, 2023, including all amendments or reports filed for the purpose of updating such description; and

(5)	The Registrant’s Registration Statements on Form S-8 (File Nos. 333-228264 and 333-230501) filed with the Commission, relating to the Inducement Plan.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation, as amended, provides that to the fullest extent permitted by the DGCL, none of our directors shall be liable to our company or our stockholders for monetary damages arising from a breach of fiduciary duty owed to our company or our stockholders. In addition, our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We have entered into indemnification agreements with each of our directors and executive officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our restated certificate of incorporation, as amended, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of Cartesian Therapeutics, Inc. and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
3.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-37798) filed on June 29, 2016).
3.2
Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-37798) filed on June 21, 2022).

3.3
Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K (File No. 001-37798) filed on November 13, 2023).

3.4	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 10-Q (File No. 001-37798) filed on November 13, 2023).
4.1	Form of Specimen Certificate Representing Common Stock (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed on May 24, 2016, File No. 333-211555).
5.1*	Opinion of Covington & Burling LLP.
23.1*	Consent of Ernst & Young LLP, the Registrant’s independent registered public accounting firm.
23.2*	Consent of Covington & Burling LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature pages of this Registration Statement).
99.1*	Cartesian Therapeutics, Inc. 2016 Stock Incentive Plan, and forms of award agreements thereunder.
99.2*	Amended and Restated Cartesian Therapeutics, Inc. 2018 Employment Inducement Incentive Award Plan, and forms of award agreements thereunder.
107*	Filing fee table.

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gaithersburg, State of Maryland, as of January 12, 2024.

Cartesian Therapeutics, Inc.
/s/ Carsten Brunn, Ph.D.
By:	Carsten Brunn, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each of the undersigned officers and directors of the registrant hereby severally constitutes and appoints Carsten Brunn, Ph.D. and Blaine Davis, and each of them singly (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement and any other registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ CARSTEN BRUNN, PH.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2024
Carsten Brunn, Ph.D.

/s/ BLAINE DAVIS	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 12, 2024
Blaine Davis

/s/ CARRIE S. COX	Chairman of the Board	January 12, 2024
Carrie S. Cox

/s/ TIMOTHY C. BARABE	Director	January 12, 2024
Timothy C. Barabe

/s/ NISHAN DE SILVA, M.D.	Director	January 12, 2024
Nishan de Silva, M.D.

/s/ MURAT KALAYOGLU, M.D., PH.D.	Director	January 12, 2024
Murat Kalayoglu, M.D. Ph.D.

/s/ AYMERIC SALLIN	Director	January 12, 2024
Aymeric Sallin

/s/ MICHAEL SINGER, M.D., PH.D.	Director	January 12, 2024
Michael Singer, M.D., Ph.D.

/s/ TIMOTHY SPRINGER, PH.D.	Director	January 12, 2024
Timothy Springer, Ph.D.

/s/ PATRICK ZENNER	Director	January 12, 2024
Patrick Zenner